Exhibit 99

IMMEDIATE RELEASE
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   Contact:    Leonard Bell, M.D.                     Rhonda Chiger (Investor)
               President and CEO                      Susan Farley (Media)
               Alexion Pharmaceuticals                Dewe Rogerson Inc.
               203/776-1790                           212/688-6840

                ALEXION RECEIVES $10 MILLION IN PRIVATE PLACEMENT

New Haven, CT, October 1, 1997 --- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and United States Surgical Corporation (NYSE: USS) have modified their July 1995 joint development agreement in which Alexion granted to U.S. Surgical rights to certain technologies for commercialization of xenograft tissues for transplantation. As part of the modification, U.S. Surgical has made an additional $6.5 million payment to Alexion for equity, exclusive licensing rights, and certain manufacturing assets.

"We are very excited with the substantial progress that Alexion has made over the past two years in the development of transgenic pig organs that potentially can eliminate the waiting lists of tens of thousands of patients who desperately need organ transplants," said Leon C. Hirsch, chairman of U.S. Surgical. "In view of this we have increased our commitment to Alexion and our joint research and development program."

As part of the agreement, Alexion has exclusively licensed an additional patent application to U.S. Surgical that involves a novel and more efficient method for the creation of transgenic livestock. The technology was developed in part with funding from an Advanced Technology Program grant from the National Institute of Standards and Technology. Alexion has also transferred certain xenograft manufacturing assets to U.S. Surgical.

"We are gratified that U.S. Surgical has recognized the additional value that Alexion has brought to our joint development program," said Dr. Leonard Bell, president and chief executive officer of Alexion. "More importantly, we are very encouraged by the progress of our collaboration with U.S. Surgical and we expect continued advances in the months ahead."

Under the modified agreement, U.S. Surgical has made an additional $3 million equity investment in Alexion through the purchase of 166,945 shares of Alexion Common Stock at a price of $17.97 per share, which represents a 25% premium over the market price on the day prior to the date of closing. Additionally, U.S. Surgical paid to Alexion $3.5 million to acquire technology and xenograft manufacturing assets. Further, as part of the amended agreement, the parties have agreed that the preclinical milestone payments in the original agreement are considered to have been satisfied.

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Xenotransplantation refers to the transplantation of non-human organs and tissues into patients. Genetic modification of porcine cells, tissues, and organs may allow survival of such foreign cells, tissues and organs after transplantation into patients.

Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplants.

United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.

This news release contains forward looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected preclinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to Alexion's Annual Report on Form 10-K for the year ended July 31, 1996 and those risks as discussed in Alexion's Registration Statement (Registration No. 333-29617). Alexion undertakes no obligation to publicly release the results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The shares of Common Stock sold to U.S. Surgical have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the capital stock of the Company nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.